Exhibit Index

                   Exhibit No. Description Press Release

99.1 September 21, 2006

                               Exhibit 99.1
        EPICUS COMMUNICATIONS GROUP'S, PRESIDENT STEPS DOWN

WEST PALM BEACH, FL - September 21, 2006 - Epicus Communications Group, Inc. (OTCBB: EPCG) announced today that effectively immediately, Gerard Haryman is stepping down as the President of Epicus, and that Chief Executive Officer Mark Schaftlein will assume presidential responsibilities until a replacement is selected.

Haryman had been President of Epicus since the company was restructured in January of 1996. He guided the company through several transformations from a "holding company" to its current position in the telecommunications industry as a Competitive Local Exchange Carrier (CLEC). Although he will no longer be an employee of Epicus, until the end of this year he will remain associated with the firm as an independent consultant.

About Epicus Communications Group, Inc.:
Epicus, an integrated communications provider, is an OTC Bulletin Board company traded under the symbol "EPCG". Epicus Communications Group is a fully reporting company, current in its filings with the Securities and Exchange Commission. Epicus offers local and long distance telecommunications services in 7 southeastern states. Epicus is a leader in offering bundled "one bill" local services and is the first licensed CLEC in Florida. Epicus offers a full suite of telecommunication services for residential and small business customers through its Freedom Rings services brands.

For more information on Epicus Communications Group's strategic plans and activities, visit www.epicus.com.
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About Epicus Communications Group, Inc.

This press release contains forward-looking statements that involve risks and uncertainties. Actual events may differ from forward-looking statements for a number of reasons as well as other factors discussed from time to time in our SEC filings (available on EDGAR or for free at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. All forward-looking statements included in this document are made as of the date hereof, based on information available to Epicus Communications Group, Inc. on the date thereof.

For additional information contact:
Tom Donaldson
Epicus Communications Group, Inc.
561 688 0440
tdonaldson@epicus.com